SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2008

SPORTS PROPERTIES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33918	74-3223265
(Commission File Number)	(IRS Employer Identification Number)

437 Madison Avenue New York, New York 10022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:
(212) 328-2100
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed in Sports Properties Acquisition Corp.’s (the “Company”) Current Report on Form 8-K filed on January 30, 2008 (File No. 001-33918), on January 29, 2008, Banc of America Securities LLC, the representative of the underwriters of the Company’s initial public offering (“IPO”), informed the Company that the underwriters would partially exercise their 30-day option to purchase additional units issued in the IPO (the “Units) by purchasing 1,556,300 Units at a price of $10.00 per Unit on February 1, 2008 and that they waived such over-allotment option with respect to the remaining 1,443,700 Units which such option entitled them to purchase. Consequently, the over-allotment option expired upon its partial exercise on January 29, 2008.

On February 1, 2008, the Company received total proceeds of $15,144,744.38 from the issuance of 1,556,300 Units pursuant to the partial exercise of the underwriters’ over-allotment option, net of the underwriters’ discounts and commissions, but including deferred underwriters’ discounts and commissions of $671,154.38. This amount was deposited into the trust account, resulting in a total amount held in trust of $215,144,744.38, exclusive of any interest earned by such trust account.

An unaudited balance sheet of the Company as of February 1, 2008, reflecting receipt of the proceeds received by the Company in connection with the issuance of 1,556,300 Units pursuant to the partial exercise of the underwriters’ over-allotment option on February 1, 2008, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Company’s balance sheet as of February 1, 2008 has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. This balance sheet should be read in conjunction with the financial statements and notes thereto included in the Company’s Current Report on Form 8-K filed on January 30, 2008 (File No. 001-33918).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Unaudited Balance Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTS PROPERTIES ACQUISITION CORP.

By:	/s/ Larry D. Hall
Name:	Larry D. Hall
Title:	Chief Financial Officer

Date: February 7, 2008

Exhibit Index

Exhibit No.	Description
99.1	Unaudited Balance Sheet